Exhibit 10.1

CREDIT AGREEMENT

Dated as of March 24, 2009

among

HEALD REAL ESTATE, LLC,

as Borrower,

HEALD CAPITAL, LLC,

as Holdings,

and

BANK OF AMERICA, N.A.,

as Lender

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

SCHEDULES

5.03	Governmental Authorization; Other Consents
5.08(c)	Owned Real Properties
5.08(d)(i)	Real Property Lease Agreements
5.08(d)(ii)	Other Real Property Leases (Lessees)
5.08(d)(iii)	Other Real Property Leases (Lessors)
5.13	Subsidiaries and Other Equity Investments; Loan Parties
5.17	Intellectual Property Matters
7.01(b)	Existing Liens
7.02	Existing Indebtedness
7.03	Existing Investments
9.02	Lender’s Office, Certain Addresses for Notices

EXHIBITS

Form of
A	Committed Loan Notice
B	Compliance Certificate
C	Guaranty
D	Term Note
E-1	Security Agreement
E-2	Mortgage
F	[Intentionally omitted]
G-1	Legal Opinion of Counsel to Loan Parties
G-2	Legal Opinion of California Counsel
G-3	Legal Opinion of Regulatory Counsel
H	Disbursement and Fee Statement

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of March 24, 2009, among HEALD REAL ESTATE, LLC, a Delaware limited liability company, as the borrower (the “Borrower”), HEALD CAPITAL, LLC, a Delaware limited liability company (“Holdings”), and BANK OF AMERICA, N.A. (the “Lender” or “Bank of America”).

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower received certain mortgage loans from Allstate Life Insurance Company, an Illinois corporation (“Allstate”) in the original aggregate principal amount of $35,000,000 (collectively, the “Existing Loans”), evidenced by (a) that certain Note Secured by Deed of Trust, dated August 14, 2007, in the face amount of $27,270,000, and (b) that certain Note Secured by Deed of Trust (LIBOR), dated August 14, 2007, in the face amount of $7,730,000 (collectively, the “Existing Notes”), each of which was made by the Borrower in favor of Allstate and secured by, among other things, certain deeds of trust executed by the Borrower in favor of Allstate (collectively, the “Existing Mortgages”) covering the Borrower’s Owned Real Properties (hereinafter defined).

WHEREAS, the Borrower has requested that the Lender provide a term loan facility to the Borrower in order to refinance the Existing Loans, and the Lender has indicated its willingness to lend for such a purpose on the terms and subject to the conditions set forth herein.

WHEREAS, in order to facilitate the refinancing of the Existing Loans, the Borrower’s wholly-owned Subsidiary, Ascent-Heald, LLC, a Delaware limited liability company and successor-in-interest to Ascent-Heald, Inc. (“AHI”), has entered into that certain Loan Purchase Agreement, dated as of February 6, 2009, with Allstate (as amended or otherwise modified through the date hereof, the “Loan Purchase Agreement”), pursuant to which Allstate will sell to AHI the Existing Loans and assign to AHI the Existing Notes, the Existing Mortgages and such other documents and instruments evidencing, securing or pertaining to the Existing Loans (collectively, the “Existing Loan Documents”) for the Purchase Price (as defined in the Loan Purchase Agreement).

WHEREAS, concurrently with the closing of this Agreement on the Closing Date, (a) the Borrower will direct the Lender to remit the proceeds of the term loan facility to AHI to enable it to purchase the Existing Loans and to assume the Existing Loan Documents, (b) AHI shall then merge with and into the Borrower pursuant to a Merger Agreement, dated as of the date hereof (the “Merger Agreement”), under which the Borrower will be the surviving corporation (the “Merger”), and (c) AHI and the Borrower shall then terminate the Existing Loans and the Existing Loan Documents and cause the Allstate liens securing the Existing Loans to be released.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purposes of the Loan Documents, the Lender shall not be deemed to be an “Affiliate” of any Loan Party.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“AHI” has the meaning specified in the Preliminary Statements.

“Allstate” has the meaning specified in the Preliminary Statements.

“Allstate Assignment Documents” means each of the closing documents set forth in Section 5 of the Loan Purchase Agreement, including, without limitation, the “Note Endorsement”, the “Assignments of Mortgage” and the “Assignment of Mortgage Loan Documents”, as such terms are defined or referenced in the Loan Purchase Agreement.

“Allstate Escrow Agreement” means the “Escrow Agreement” as such term is defined in the Loan Purchase Agreement.

“Applicable Rate” means 3.00% per annum for Base Rate Loans and 3.00% per annum for Eurodollar Rate Loans (except as set forth in Section 2.05(a)).

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended December 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.

“Bank of America” has the meaning specified in the introductory paragraph hereto.

“Bankruptcy Order” shall mean that certain Order Approving Compromise entered by the United States Bankruptcy Court of the Northern District of California, San Francisco Division, on January 15, 2009 with respect to Case No. 08-30199 DM, approving the Settlement Agreement.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means all or any portion of the Term Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Breakup Fee” means a fully earned nonrefundable fee of $150,000 payable to the Lender prior to the Closing Date, notwithstanding any failure by the Borrower to close the transactions contemplated by this Agreement on the Closing Date (including the Term Loan facility) for any reason.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of California, and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capital lease obligations on the balance sheet.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d) Investments, classified in accordance with GAAP as current assets of Holdings or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios at least 90% of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which: (a) Holdings shall cease to directly own and control legally and beneficially all of the voting Equity Interests and no less than 70% of all Equity Interests in Heald Education, (b) Holdings shall cease to directly own and control legally and beneficially all of the Equity Interests in the Borrower; or (c) Heald Education shall cease to directly own and control legally and beneficially all of the Equity Interests in Heald College.

“Closing Date” means the date hereof.

“CMLTD” means, at any date of determination, the current maturity of long term debt for the next twelve months determined in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder as in effect from time to time.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Lender, for the benefit of the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, each of the mortgages, collateral assignments, security agreements, control agreements, intellectual property security agreements, pledge agreements, consents to pledge agreements, stock powers, assignments separate from certificates, or other similar agreements and instruments delivered to the Lender in connection with this Agreement, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Lender for the benefit of the Secured Parties.

“Collateral Information Certificate” has the meaning specified in Section 4.01(a)(xiii).

“Committed Loan Notice” means a notice of (a) the Term Borrowing, (b) a conversion of all or a portion of the Term Loan from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Consolidated EBITDA” means, as of any date of determination, an amount equal to Consolidated Net Income of Holdings in accordance with GAAP for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense, (ii) tax expense, (iii) depreciation expense, (iv) amortization expense, (v) non-recurring non-cash expenses, (vi) any and all litigation and other costs and expenses related to the litigation between the Borrower and/or its Affiliates, on the one hand, and PEF, on the other hand; (vii) any and all costs and expenses in connection with (A) the contemplated investment by Summit Partners and/or its Affiliates in Holdings and/or Heald Investment, (B) consummation of the Term Loan on the Closing Date and (C) purchase of the Existing Loans at a discount, and (viii) non-cash stock-based compensation expense.

“Consolidated EBITDAR” means, as of any date of determination, Consolidated EBITDA plus consolidated rent expense in accordance with GAAP for the most recently completed Measurement Period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination for Holdings and its Subsidiaries on a consolidated basis, without duplication, the ratio of (a) Consolidated EBITDAR minus the following: (i) unfinanced maintenance capital expenditure for the most recently completed Measurement Period, (ii) tax expense for the most recently completed Measurement Period, and (iii) dividends paid during the last twelve month for taxes (but excluding any and all dividends relating to the one-time taxes arising from “Cancellation of Debt Income” on the purchase of the Existing Loans at a discount, provided that such amount does not exceed $3,600,000 in the aggregate) to (b) Consolidated Fixed Charges; provided, however, that in calculating such ratio for the fiscal quarter measurement dates of March 31, 2009 and June 30, 2009 only, 50% of the unrestricted and unencumbered cash and Cash Equivalent balance as of March 31, 2009 and as of June 30, 2009 shall be added to EBITDAR for the four fiscal quarters ending March 31, 2009 and EBITDAR for the four fiscal quarters ending June 30, 2009, respectively; and provided further, however, that only for the purpose of determining the amount of the CMLTD for the fiscal quarter measurement dates of: (w) March 31, 2011, (x) June 30, 2011, (y) September 30, 2011, and (z) December 31, 2011, the CMLTD for the Term Loan only (and not any other Indebtedness except for the maturity payment under Note A due on August 12, 2012) shall be determined by dividing (1) the Term Loan Commitment on the Closing Date by (2) fifteen.

“Consolidated Fixed Charges” means, as of any date of determination, the sum of (a) CMLTD (but excluding any prepayment of up to $1,000,000 of principal under Note A, relating to the Bankruptcy Order, as permitted by Section 7.02(n)), (b) current maturity of all obligations under Capitalized Leases for the next twelve months, (c) Consolidated Interest Expense, (d) consolidated rent expense for such Measurement Period in accordance with GAAP, (e) dividends or distributions (including loans made as, or in lieu of, dividends or distributions, including those permitted under Section 7.03(n)) paid during the past twelve months for anything other than dividends or distributions for taxes, provided, however, that during the fiscal year 2009 only, up to $1,091,000 shall be excluded from such dividends or distributions which are currently reserved for dividends or distributions on preferred units, and (f) any prepayment, redemption, purchase, defeasance or other satisfaction, in any manner, of any Indebtedness prior to the scheduled maturity thereof for such Measurement Period, other than (i) Subordinated Debt (including Note A), or (ii) the permitted Indebtedness described in Section 7.02(n).

“Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, the sum of the outstanding principal amount of all obligations, whether current or long term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds (other than non-cash secured surety or performance bonds), debentures, notes, loan agreements or other similar instruments. Consolidated Funded Indebtedness shall include such indebtedness described in the immediately preceding sentence of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Holdings or a Subsidiary is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Person.

“Consolidated Interest Expense” means, for any Measurement Period, the sum of all consolidated “interest expense” as defined by GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided, however, that in calculating such ratio for the fiscal quarter measurement dates of March 31, 2009 and June 30, 2009 only, Consolidated Total Indebtedness shall be reduced by 50% of the unencumbered and unrestricted cash and Cash Equivalent balance as of March 31, 2009 and June 30, 2009, respectively.

“Consolidated Net Income” means, as of date of determination, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP for the most recently completed Measurement Period; provided, however, that Consolidated Net Income shall exclude gains on the purchase of the Existing Loans.

“Consolidated Net Worth” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, Shareholders’ Equity of Holdings and its Subsidiaries on that date; provided, however, that for purposes of calculating “Consolidated Net Worth”, no effect shall be given to any non-cash accounting adjustments which negatively impact such calculation, provided that such non-cash accounting adjustments are unrelated to the on-going business of Heald College or the value of the Borrower’s Owned Real Property.

“Consolidated Tangible Net Worth” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, Shareholders’ Equity of Holdings and its Subsidiaries on that date minus the Intangible Assets of Holdings and its Subsidiaries on that date; provided, however, that purposes of calculating “Consolidated Tangible Net Worth”, no effect shall be given to any non-cash accounting adjustments which negatively impact such calculation, provided that such non-cash accounting adjustments are unrelated to the on-going business of Heald College or the value of the Borrower’s Owned Real Property.

“Consolidated Total Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) Consolidated Funded Indebtedness, (b) all obligations under Capitalized Leases, and (c) the non-cash secured portion of any standby letters of credit issued.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means the Term Borrowing and/or other extension of credit hereunder if any.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate which is four percentage (4.00%) points over and above the then applicable interest rate.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“DOE” means the United States Department of Education or any successor agency thereto.

“DOE Letter of Credit” means that certain Irrevocable Standby Letter of Credit No. 3089649, dated August 27, 2007, issued by Bank of America in favor of the DOE for the benefit of Heald College, including any renewals or replacements thereof.

“Dollar” and “$” mean lawful money of the United States.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution Documents” means (a) that certain Preferred Unit Purchase Agreement, dated as of the date hereof, by and among Heald Capital, LLC, a Delaware limited liability company, Bradley C. Palmer, and the other Persons listed on the Schedule of Purchasers attached thereto, and (b) that certain Preferred Unit Securityholders’ Agreement, dated as of the date hereof, by and among Heald Capital, Heald Investment, Bradley C. Palmer, Orpheus Holdings LLC, the Summit Sub Debt Investors identified therein and party thereto.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by Holdings of its Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Escrow Agreement” means that certain escrow instruction letter, dated as of the date hereof, from the Lender to, and acknowledged by, First American Title Insurance Company.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means all or any portion of the Term Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, and (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii) and (d) in the case of a Foreign Lender, any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(c).

“Existing Loan Documents” has the meaning specified in the Preliminary Statements.

“Existing Loans” has the meaning specified in the Preliminary Statements.

“Existing Mortgages” has the meaning specified in the Preliminary Statements.

“Existing Notes” has the meaning specified in the Preliminary Statements.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Lender.

“FFIRREA” means the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“Fifth Third Account” means that certain deposit account number 7234892458 at Fifth Third Bank (Chicago) held by Holding as disclosed on the Collateral Information Certificate on the Closing Date.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien), but, if such Indebtedness or other obligation has not been so assumed, only to the extent of the value of such assets. Subject to the immediately preceding sentence, the amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings, Heald Education, AHI and each other Person that shall have executed and delivered a guaranty of any of the Obligations.

“Guaranty” means, collectively, the Guaranty made by the Guarantors thereto in favor of the Secured Parties, substantially in the form of Exhibit C, together with each other guaranty of any of the Obligations.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Heald College” means Heald College, LLC, a California limited liability company.

“Heald Education” means Heald Education, LLC, a Delaware limited liability company.

“Heald Investment” means Heald Investment, LLC, a Delaware limited liability company.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (but, if such indebtedness has not been assumed or is limited in recourse, only to the extent o the value of such property);

(f) all Attributable Indebtedness in respect of Capitalized Leases of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, which, in each case, are due, owing, performed or to be performed, as the case may be, prior to the Maturity Date (excluding redemption rights upon change of control or sale of Holdings; and provided that, for the avoidance of doubt, Tax Distributions and distributions on the preferred units issued in connection with the $3,000,000 contribution received by Holdings in order to enable the Borrower to establish the Pledge Cash Account (referred to in Section 4.01(f) hereof) shall not be considered “Indebtedness” hereunder).

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 9.04(b).

“Information” has the meaning specified in Section 9.07.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan or any Base Rate Loan, the last Business Day of each month and the Maturity Date; and (b) as to the portion of the Term Loan which accrues interest at the Pledged Cash Account Rate, the day on which interest is, or would otherwise be, paid by the Lender on the Pledged Cash Account under Section 2.05(b) and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, or in, another

Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investor Rights Agreement” means that certain Investor Rights Agreement, made as of the date hereof, by and among Heald Investment, Holdings, and the Persons listed on the Schedule of Investors attached thereto.

“Involuntary Disposition” means any loss of, damage to or destruction of, any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary, in each case, on an involuntary basis and not otherwise caused by the action or inaction of any Loan Party or Subsidiary.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means the office or offices of the Lender described as such in Schedule 9.02, or such other office or offices as the Lender may from time to time notify the Borrower.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means, collectively, this Agreement, any Note, the Guaranty, the Collateral Documents and each other document or instrument now or hereafter executed and delivered by a Loan Party to the Lender in connection with, pursuant to or relating to this Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Loan Purchase Agreement” has the meaning specified in the Preliminary Statements.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of Holdings and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Lender under the Loan Documents, or of the ability of the Loan Parties to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents.

“Maturity Date” means March 24, 2012; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of Holdings.

“Merger” has the meaning specified in the Preliminary Statements.

“Merger Agreement” has the meaning specified in the Preliminary Statements.

“Minimum Interest Rate” means a per annum rate equal to 4.00%

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” has the meaning specified in Section 4.01(a)(iv).

“Mortgage Policies” has the meaning specified in Section 4.01(a)(iv)(B).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, as clarified by Department of Labor Regulation 29 C.F.R. §4001.2, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note” means a promissory note made by the Borrower in favor of the Lender evidencing the Term Loan made by the Lender, including the Term Note.

“Note A” means that certain promissory note no. A-1, dated as of August 14, 2007, in the principal amount of $6,100,000, executed and delivered by Holdings in favor of PEF.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to all or any portion of the Term Loan or a Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Owned Real Properties” has the meaning specified in Section 5.08(c).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PEF” means Pacific Education Foundation, a California nonprofit public benefit corporation formerly known as Heald College.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be wholly-owned directly by Holdings or one or more of its wholly-owned Subsidiaries existing on the Closing Date; provided that, with respect to each purchase or other acquisition made:

(a) Holdings shall have given the Lender at least 15 days prior written notice of such purchase or acquisition;

(b) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower or Heald College in the ordinary course as of the Closing Date;

(c) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition or operations of Holdings and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of Holdings or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(d) such purchase or other acquisition consideration shall come only from Holdings as the original source and shall only come in the form of cash received by Holdings through an Equity Issuance or through Subordinated Debt incurred by Holdings, or through noncash consideration, or through a combination of the foregoing, all of which may be distributed by Holdings to a Loan Party or Heald College in order to effect such purchase or other acquisition;

(e) the total cash and noncash consideration (excluding all Equity Interests issued or transferred to the sellers thereof, but including all indemnities, earnouts and other contingent payment obligations to (but only to the extent reported as a liability under GAAP), and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith, except any Subordinated Debt) paid by or on behalf of Holdings for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of Holdings for all other purchases and other acquisitions made by Holdings pursuant to the “Permitted Acquisition” definition, shall not exceed 10% of Holdings’ consolidated total assets reported on Holdings’ consolidated balance sheet as of the most recent fiscal year provided to the Lender;

(f) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition on a Pro Forma Basis, no Default shall have occurred and be continuing and (B) the Borrower shall have delivered to the Lender a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition, the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 on a Pro Forma Basis;

(g) the following additional requirements shall also apply (provided, however, that such additional requirements shall not be applied to Heald College if the application thereof would make Heald College a Loan Party or otherwise cause Heald College to execute and deliver Collateral Documents encumbering its property (other than a pledge of Equity Interests in a Subsidiary), in each case, by virtue of this clause (g)): (i) in the case of the a newly-formed or acquired Subsidiary in connection with such purchase or acquisition, within 10 days after such purchase or acquisition, cause such Subsidiary to duly execute and deliver to the Lender a guaranty, in form and substance reasonably satisfactory to the Lender, guaranteeing the Loan Parties’ obligations under the Loan Documents and otherwise make such Subsidiary a Loan Party under the Loan Documents; (ii) within 10 days after such purchase or acquisition furnish to the Lender a description of the real and personal properties assets so acquired, in detail reasonably satisfactory to the Lender; (iii) within 15 days after such purchase or acquisition, cause such newly-formed or acquired Subsidiary in connection with such purchase or acquisition (and each direct and indirect parent of such Subsidiary, if it has not already done so) or other Loan Party owner of the newly acquired assets, as the case may be, to duly execute and deliver to the Lender Collateral Documents as specified by and in form and substance reasonably satisfactory to the Lender (and otherwise comply with Section 6.14 hereof); (iv) within 30 days after such purchase or acquisition, cause such newly-formed or acquired Subsidiary in connection with such purchase or acquisition (and each direct and indirect parent of such Subsidiary, if it has not already done so) or other Loan Party owner of the newly acquired assets to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be reasonably necessary or advisable in the opinion of the Lender to vest in the Lender valid and subsisting Liens on the properties purported to be subject to the Collateral Documents delivered under the preceding clause (iii) herein; (v) within 60 days after such purchase or acquisition, deliver to the Lender, upon the reasonable request of the Lender, a signed copy of a favorable opinion, addressed to the Lender and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Lender as to the matters contained in this clause (g) and as to such other matters as the Lender may reasonably request, and (vi) as promptly as practicable after such purchase or acquisition, deliver, upon the reasonable request of the Lender, to the Lender with respect to each parcel of real property owned or held by the entity that is the subject of such formation or acquisition title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Lender, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Lender; and

(h) the Borrower shall have delivered to the Lender, on the closing date of any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Lender, certifying that all of the requirements set forth in this definition of “Permitted Acquisitions” have been satisfied.

“Permitted Encumbrances” means Liens on real property permitted under Section 7.01 of this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phase I Reports” means, collectively, each of the final “Phase I Environmental Site Assessment Reports”, relating to the Borrower’s Owned Real Property, issued either June 15, 2007 or June 18, 2007, as applicable, by LandAmerica Assessment Corporation, and delivered by the Borrower to the Lender prior to the Closing Date.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledged Cash Account Interest Determination Date” means the date of establishment of the Pledged Cash Account and the date of the commencement of each Pledged Cash Account Interest Period.

“Pledged Cash Account Interest Period” means the period commencing initially on the date of establishment of the Pledged Cash Account and thereafter on the date immediately following the end of any such initial 3 month period or subsequent 3 month period, and ending on the last Business Day of the month ending approximately 3 months thereafter.

“Pledged Cash Account” means that segregated cash collateral account held by Borrower and maintained with the Lender in a principal amount not less than $3,000,000, in which the Lender will have a first priority perfected security interest (including in any certificate(s) of deposit issued by the Borrower to the Lender in connection therewith), and shall include all rights of blockage and setoff in favor of the Lender.

“Pledged Cash Account Rate” mean, for any Pledged Cash Account Interest Determination Date, the Lender’s prevailing commercial rate in effect for a 3 month time deposit on such date.

“Pro Forma Basis” means, with respect to any transaction, that for purposes of calculating the financial covenants set forth in Section 7.11, such transaction shall be deemed to have occurred as of the first day of the relevant measurement period.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Section 7.11 on a Pro Forma Basis after giving effect to the applicable transaction.

“Real Property Lease Agreements” has the meaning specified in Section 4.01(a)(iv)(D).

“Related Documents” means the Allstate Assignment Documents, the Allstate Escrow Agreement, the Equity Contribution Documents, the Existing Loan Documents, the Loan Purchase Agreement, the Merger Agreement, and the Real Property Lease Agreements.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller, chairman of the board or managing member of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SBLC Agreement” means that certain Loan Agreement, dated as of August 27, 2007, between Heald College and Bank of America, as amended, restated, supplement or otherwise modified from time to time, pursuant to which the DOE Letter of Credit was issued.

“SBLC Loan Documents” means the SBLC Agreement and the other “Loan Documents”, as such term is defined in the SBLC Agreement.

“Scheduled Term Loan Payment” has the meaning specified in Section 2.04.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any interest rate Swap Contract required or permitted hereunder that is entered into by and between any Loan Party, on the one hand, and any of the Lender, its subsidiaries and/or Affiliates, on the other hand.

“Secured Parties” means, collectively, the Lender and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Settlement Agreement” means that certain Settlement Agreement entered into as of December 31, 2008, by and between PEF, on the one hand, and Holdings, Heald Education and Heald College, on the other hand.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of Holdings and its Subsidiaries as of that date determined in accordance with GAAP.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to generally pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital, and (e) such Person is able to generally pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means any Indebtedness that is subordinated on terms and conditions, and that is subject to other terms and conditions, satisfactory in form and substance to the Lender in the Lender’s sole and absolute discretion.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Summit Partners” means Summit Partners, L.P., a Delaware limited partnership.

“Summit Purchase Documents” means that certain Securities Purchase Agreement, dated as of the date hereof, by and among Heald Investment, Bradley C. Palmer and certain of his Affiliates, and Orpheus Holdings LLC, a Delaware limited liability company, as sellers, and Summit Partners and/or its Affiliates, as the purchasers, together with the “Transaction Documents” as defined in such Securities Purchase Agreement, each as amended or otherwise modified through the date hereof.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Tax Distributions” means any dividend or distribution paid to any direct or indirect holder of membership interests of Heald Education or Holdings, as applicable, to the extent that such funds are distributed to provide cash or other assets to such holder in order to pay such holder’s (or to the extent that the holder is a pass-through entity, the members of such holder) federal, state and local income tax liabilities for such year (determined based upon such holder having the highest combined federal, state and local income tax rate applicable to any direct or indirect member of Heald Education or Holdings, as applicable, residing in the United States, as determined by the board of Heald Education or Holdings, as applicable, in good faith) that is attributable to such holder as a result of the amount of income and gain (net of allowable deductions, losses and credits allocated by Heald Education or Holdings, as applicable to such holder) of Heald Education or Holdings, as applicable, that is allocable to such holder. Such distributions shall include distributions based on estimates of income or gain to enable the holder (or to the extent that the holder is a pass-through entity, the members of such holder) to make estimated tax payments associated with such income or gain and shall ignore the effect of any basis adjustment under Section 754 of the Internal Revenue Code of 1986, as amended.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means the borrowing of the Term Loan by the Borrower on the Closing Date.

“Term Loan” means the term loan advance made by the Lender as specified in Section 2.01.

“Term Loan Commitment” means an aggregate amount equal to $24,100,000 outstanding at any time.

“Term Note” has the meaning specified in Section 4.01(a)(ii).

“Threshold Amount” means $1,000,000.

“Title IV Programs” means federal student financial assistance programs authorized by Title IV of the Higher Education Act of 1965 (20 U.S.C. 1070 et seq.), as amended, or any amendments or successor status thereto.

“Transactions” means, collectively, (a) the consummation of the Merger, (b) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents and the Related Documents to which they are or are intended to be a party, (c) the consummation of the transaction contemplated by and under the Loan Documents on the Closing Date, (d) the refinancing of certain outstanding Indebtedness of the Borrower and its Subsidiaries and the termination of all commitments with respect thereto, and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to all or any portion of the Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of California; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unaggregated Material Adverse Effect” means (i) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of any of the Loan Parties or Heald College, or of Holdings and its Subsidiaries taken as a whole; (ii) a material impairment of the rights and remedies of the Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Upfront Fee” means a fully earned nonrefundable fee payable to the Lender on the Closing Date equal to (a) 2.00% of (i) the Term Loan Commitment minus (ii) principal amount of cash in the Pledged Cash Account on the Closing Date, less (b) that portion of the Breakup Fee paid to the Lender prior to the Closing Date.

“WASC” means Western Association of Schools and Colleges, Accrediting Commission for Community and Junior Colleges.

1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03. Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Lender or the Borrower shall so request, the Borrower and the Lender shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 7.11 shall be made on a Pro Forma Basis with respect to any Permitted Acquisition occurring during the applicable period.

1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to California time (daylight or standard, as applicable).

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01. The Term Loan. Subject to the terms and conditions set forth herein, the Lender agrees to make a single Term Loan to the Borrower on the Closing Date in an amount not to exceed the Term Loan Commitment. The Term Loan may be comprised of Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02. Borrowings, Conversions and Continuations of the Term Loan. (a) The Term Borrowing, each conversion of all or any portion of the Term Loan from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 11:00 a.m. (i) three Business Days prior to the requested date of the Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of the Term Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Lender of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. The Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. The Term Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if applicable, such other amount which constitutes the remaining outstanding amount of the Term Loan. Each Committed Loan Notice (whether telephonic or written) shall specify (i) that the Borrower is requesting a Term Borrowing, a conversion of all or any portion of the Term Loan from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Term Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of the Term Loan to be borrowed, converted or continued, (iv) the Type of the Term Loan to be borrowed or to which existing the Term Loan is to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Term Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loan shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice for the initial Credit Extension, and upon satisfaction of the applicable conditions set forth in Sections 4.01 and 4.02, the Lender shall make funds available to the Borrower either by (i) crediting the account of the Borrower on the books of the Lender with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no portion of the Term Loan may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Lender.

(d) The Lender shall promptly notify the Borrower of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate (and in no event shall the interest rate be less than the Minimum Interest Rate except as provided in Section 2.05(a)). At any time that Base Rate Loans are outstanding, the Lender shall notify the Borrower of any change in the Lender’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to the Term Borrowing, all conversions of the Term Loan from one Type to the other, and all continuations of the Term Loan as the same Type, there shall not be more than six Interest Periods in effect in respect of the Term Loan.

2.03. Prepayments. (a) Optional. Subject to the last sentence of this Section 2.03(a), the Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay the Term Loan in whole or in part without premium or penalty; provided that (A) such notice must be received by the Lender not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of the Term Loan to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such loans. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the

22

amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loan pursuant to this Section 2.03(a) or Section 9.06 shall be applied to the principal repayment installments thereof 50% in the order of maturity and 50% in inverse order of maturity. Notwithstanding anything to the contrary contained herein, the Borrower shall not be permitted to prepay any portion of the Term Loan pursuant to this Section 2.03(a) during the period from the Closing Date through the date ten Business Days thereafter.

(b) Mandatory. (i) The Borrower shall make a prepayment on the outstanding Term Loan at any time cash is released from the cash collateral which currently secures the DOE Letter of Credit under the SBLC Agreement in an amount equal to such amount of cash released; provided, however, that after December 31, 2009, such prepayment requirement shall only apply at such time as the Borrower or any other Loan Party is not in compliance with any financial covenant set forth above in Section 7.11. Any prepayment of the outstanding Term Loan pursuant to this Section 2.03(b) shall be applied proportionally to all Term Loan balances in inverse order of maturity.

2.04. Repayment of Term Loan. The Borrower shall repay the outstanding principal amount of the Term Loan in thirty-six (36) equal monthly installments each in the amount of $91,195.00, which amounts shall be reduced as a result of the application of any prepayments in accordance with Section 2.03(a) (the “Scheduled Term Loan Payment”). Each Scheduled Term Loan Payment shall be payable on the last day of each month, commencing with the month in which the Closing Date occurs. Borrower’s final Scheduled Term Loan Payment, due on the Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan.

2.05. Interest. (a) Subject to the provisions of Sections 2.05(c), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; provided, however, that, notwithstanding the foregoing, at no time shall the interest on the outstanding principal amount of the Term Loan, whether a Eurodollar Rate Loan or a Base Rate Loan, be less than the Minimum Interest Rate; and provided further, however, that as long as the Pledged Cash Account remains in effect (including the effectiveness of the Lender’s first priority perfected security interest therein), then $3,000,000 of the outstanding balance of the Term Loan shall accrue interest at the Pledged Cash Account Rate (which, for the avoidance of doubt, will be equal to the interest earned on the Pledged Cash Account as set forth Section 2.05(b)), or if the then outstanding principal amount of the Term Loan is less than $3,000,000, the total outstanding principal amount, in each case, without reference to the Minimum Interest Rate (but, in any case, for the avoidance of doubt, shall remain subject to the Default Rate).

(b) The Pledged Cash Account shall be for the initial Pledged Cash Account Interest Period, and shall automatically renew for subsequent Pledged Cash Account Interest Periods thereafter. Provided that the Pledged Cash Account remains in place and is effective, and no Event of Default has occurred and is continuing, then once monthly, on the last Business Day of each month, the Lender shall remit to the Borrower the accrued interest on the Pledged Cash Account or, at the Borrower’s option, such accrued interest may be deposited into the Borrower’s deposit account specified in Section 2.09.

(c) (i) If any amount of principal or interest of the Term Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of the Term Loan) payable by the Borrower under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then upon notification by the Lender such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon notification by the Lender, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d) Interest on the Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.06. Fees. The Borrower shall pay to the Lender such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.07. Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall not accrue for the day on which any portion of the Term Loan is paid. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.08. Evidence of Debt. The Credit Extensions made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall promptly execute and deliver to the Lender a Note, which shall evidence the Lender’s Term Loan in addition to such accounts or records. The Lender may attach schedules to the Note and endorse thereon the date, Type, amount and maturity of the Term Loan and payments with respect thereto.

2.09. Payments Generally. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower agrees that on the date any payment of principal and/or interest is due and owing to the Lender hereunder or under any of the Loan Documents, the Lender will debit such amount from deposit account number 1499627131 owned by the Borrower, or such other of the Borrower’s accounts with the Lender as designated in writing by the Borrower to the Lender. The Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date the Lender enters any such debit authorized by this Agreement, the Lender may reverse the debit. For payments not made by direct debit, payments will be made by the Borrower to the Lender at the Lender’s office set forth in Schedule 9.02 in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower shall be required by applicable Law to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Borrower shall withhold or make such deductions as are determined by the Borrower to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Tax Indemnifications. Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or paid by the Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. Upon request by the Borrower or the Lender, as the case may be, after any payment of Taxes by the Borrower or the Lender to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Lender or the Lender shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Lender, as the case may be.

(e) Status of Lender; Tax Documentation. (i) Each Lender shall deliver to the Borrower, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) the Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to the Lender by the Borrower pursuant to this Agreement or otherwise to establish the Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A) a Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower as will enable the Borrower to determine that the Lender is not subject to backup withholding requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of the Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower make any withholding or deduction for taxes from amounts payable to the Lender.

(f) Treatment of Certain Refunds. If the Lender determines, in its sole discretion after reasonable inquiry, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02. Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower, any obligation of the Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all Eurodollar Rate Loans of the Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03. Inability to Determine Rates. If the Lender determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such loan, the Lender will promptly so notify the Borrower. Thereafter, the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04. Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject the Lender to any tax of any kind whatsoever with respect to this Agreement, any participation in any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to the Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by the Lender); or

(iii) impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by the Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such loan), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any Lending Office or the Lender’s holding company (if any) regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of such Lender’s holding company (if any) as a consequence of this Agreement, the Term Loan Commitment or the Term Loan made by the Lender to a level below that which the Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to the Lender, as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such loan, provided the Borrower shall have received at least 10 days’ prior notice of such additional interest from the Lender. If the Lender fails to give notice 10 days prior to the relevant date that interest is due, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05. Compensation for Losses. Upon written demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of all or any portion of the Term Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert all or any portion of the Term Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower.

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such loan or from fees payable to terminate the deposits from which such funds were obtained; provided, however, that so long as the Pledged Cash Account remains in effect, then this Section 3.05 shall not apply to $3,000,000 of the outstanding balance of the Term Loan. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06. Mitigation Obligations. If the Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.01, or if the Lender gives a notice pursuant to Section 3.02, then the Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

3.07. Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Term Loan Commitment and repayment of all Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01. Conditions of Initial Credit Extension. The obligation of the Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Lender’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender in its sole discretion:

(i) executed counterparts of this Agreement and the Guaranty;

(ii) a term note executed by the Borrower in favor of the Lender in the form of Exhibit D (the “Term Note”);

(iii) a pledge and security agreement, in substantially the form of Exhibit E-1 (together with each other pledge and security agreement and pledge and security agreement supplement delivered pursuant to Section 6.14 or 7.03(g), in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:

(A) [intentionally omitted],

(B) proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Lender may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Lender may deem necessary or desirable in order to perfect the Liens created thereby,

(E) control agreements for deposit accounts, securities accounts and commodities accounts maintained by the Loan Parties (other than those maintained with the Lender and except for the Fifth Third Account), as the Lender may reasonably request, and duly executed by the appropriate parties,

(F) evidence that all other action that the Lender may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters and UCC-3 termination statements);

(iv) the separate Deeds of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, in substantially the form of Exhibit E-2 (with such changes as may be satisfactory to the Lender and its counsel to account for local law matters) and covering the properties identified to be mortgaged on Schedules 5.08(c) and (d)(i) (and each other mortgage delivered in connection with the Loan Documents, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Lender may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Lender for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid,

(B) separate, fully paid American Land Title Association Lender’s Extended Coverage title insurance policies for each of the Borrower’s Owned Real Properties (the “Mortgage Policies”), with endorsements and in amounts acceptable to the Lender (which amounts shall not be less than the Term Loan Commitment), issued, coinsured and reinsured by title insurers acceptable to the Lender, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances and other Liens permitted under the Loan Documents, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property) and such coinsurance and direct access reinsurance as the Lender may deem necessary or desirable,

(C) the Lender’s evaluation and acceptance in its reasonable discretion of the environmental condition of the Borrower’s Owned Real Properties based on (1) the Borrower’s completion of an environmental questionnaire provided by the Lender, and (2) a “no change” letter from the professional firm performing the surveys on the Borrower’s Owned Real Properties,

(D) certified copies of each of the existing lease agreements for the Borrower’s Owned Real Properties (collectively, the “Real Property Lease Agreements”),

(E) [intentionally omitted],

(F) agreements of subordination, nondisturbance and attornment for each of the Borrower’s Owned Real Properties by and among the Lender and each existing landlord and tenant at such properties,

(G) [intentionally omitted],

(H) evidence that all taxes currently due on the Borrower’s Owned Real Property have been paid,

(I) rent roll for all of the Borrower’s Owned Real Properties, certified by a Responsible Officer of the Borrower,

(J) evidence of the insurance required by the terms of the Mortgages,

(K) the Lender has determined that there have been no material changes to the valuation amounts or underlying facts set forth in the previously provided FFIRREA appraisals of each of the properties described in the Mortgages.

(L) evidence that all other action that the Lender may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages (subject to Permitted Encumbrances) has been taken

(M) confirmation from the Lender that the condition and nature of the Collateral consisting of the Borrower’s Owned Real Properties are acceptable;

(v) [intentionally omitted];

(vi) such certificates of resolutions or other comparable action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vii) such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and the other Loan Parties are validly existing, in good standing and qualified to engage in business in each jurisdiction where their respective ownership, lease or operation of properties or the conduct of business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(viii) a favorable opinion of Finn Dixon & Herling LLP, counsel to the Loan Parties, addressed to the Lender, as to the matters set forth in Exhibit G-1 and such other matters concerning the Loan Parties and the Loan Documents as the Lender may reasonably request;

(ix) a favorable opinion of Sherry Meyerhoff Hanson & Crance LLP, local counsel to the Loan Parties in California, addressed to the Lender, as to the matters set forth in Exhibit G-2 and such other matters concerning the Loan Parties and the Loan Documents as the Lender may reasonably request;

(x) a favorable opinion of Drinker Biddle & Reath LLP, regulatory counsel to the Loan Parties and Heald College regarding DOE regulatory matters, addressed to the Lender, as to the matters set forth in Exhibit G-3 and such other matters concerning the Loan Parties and Heald College and the Loan Documents as the Lender may reasonably request;

(xi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation by such Loan Party of the Transactions and the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xii) a certificate signed by a Responsible Officer of the Borrower, the other Loan Parties and Heald College certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the most recent financial statements delivered to the Lender that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xiii) an information certificate regarding the Collateral of each Loan Party signed by a Responsible Officer of each Loan Party (the “Collateral Information Certificate”);

(xiv) certificates attesting to the Solvency of the Loan Parties, taken as a whole, before and after giving effect to the Transactions, from Holdings’ chief financial officer;

(xv) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Lender, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(xvi) certified copies of each of the material Related Documents and Summit Purchase Documents, duly executed by the parties thereto, together with all agreements, instruments and other documents delivered in connection therewith as the Lender shall request;

(xvii) evidence that the sale of the Existing Loans to AHI pursuant to the Loan Purchase Agreement is ready upon the making of the initial Credit Extension by the Lender;

(xviii) evidence that all actions of the Merger are ready to be taken promptly upon consummation of the Credit Extension contemplated hereby and the acquisition of the Existing Loans by AHI;

(xix) the Lender is satisfied with the arrangements of the (A) the refinancing, payoff and termination of the Existing Loans, and (B) the termination of all related liens and encumbrances on assets of Loan Parties and their affiliates securing such Existing Loans;

(xx) evidence that the Existing Loan Documents have been, or concurrently with the Closing Date are being, terminated and all Liens securing obligations under the Existing Credit Agreement have been, or concurrently with the Closing Date are being, released; and

(xxi) such other assurances, certificates, documents, consents or opinions as the Lender reasonably may require.

(b) All fees required to be paid to the Lender, including, without limitation, the Upfront Fee, the Breakup Fee, and fees associated with the appraisals of the Borrower’s Owned Real Property, on or before the Closing Date shall have been paid.

(c) Unless waived by the Lender, the Borrower shall have paid all fees, charges and disbursements of counsel to the Lender (directly to such counsel if requested by the Lender) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).

(d) The Escrow Agreement.

(e) The Disbursement and Fee Statement in substantially the form of Exhibit H.

(f) The Merger Agreement and the certificate of merger shall be in form and substance acceptable to the Lender, and the certificate of merger shall be ready for filing with, and acceptance by, the Delaware Secretary of State’s Office.

(f) Evidence that Bradley C. Palmer (and possibly other members of Holdings or Heald Investment) have invested at least $3,000,000 into Holdings in return for non-convertible preferred Equity Interests in such Person, which will not be paid any principal until after all of the Obligations have been paid in full (other than contingent indemnification obligations for which no claim has been asserted), and Holdings shall have transferred such $3,000,000 contribution to the Borrower to enable it to establish the Pledged Cash Account.

(g) the Borrower shall have established the Pledged Cash Account.

(h) Summit Partners’ investment in Holdings and Heald Investment shall have been consummated before, or concurrently with, the funding of the Term Loan on the Closing Date.

(i) A completed IRS Form W-9 for each of the Borrower and AHI.

(j) Written confirmation by the Borrower of a notice regarding insurance requirements under California law provided to the Borrower by the Lender.

4.02. Conditions to all Credit Extensions. The obligation of the Lender to honor any Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of all or a portion of the Term Loan to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower, each other Loan Party and Heald College contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Lender shall have received a Committed Loan Notice in accordance with the requirements hereof.

Each Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of all or a portion of Term Loan to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Lender that:

5.01. Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents, permits and approvals to (i) own or lease its assets to the extent that failure to do so could not reasonably be expected to have an Unaggregated Material Adverse Effect, (ii) carry on its business, including, without limitation all material accreditations, as applicable (including, without limitation, in the case of Heald College, WASC accreditation), as well as all eligibility (provisional or otherwise) to participate in Title IV Programs to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (iii) execute, deliver and perform its obligations under the Loan Documents and Related Documents (other than the Existing Loan Documents) to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where (i) its ownership, lease or operation of properties requires such qualification or license to the extent that failure to do so could not reasonably be expected to have an Unaggregated Material Adverse Effect, or (ii) the conduct of its business requires such qualification or license to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document and Related Document (other than the Existing Loan Documents) to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation (other than the Loan Documents) to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03. Governmental Authorization; Other Consents. Except as set forth on Schedule 5.03, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or Related Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, in each case, other than (i) those that have already been obtained and are in full force and effect, and (ii) filings to perfect, or otherwise cause to subsist, the Liens created by the Collateral Documents. All applicable waiting periods in connection with the Transactions have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transactions or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them. Promptly after the making of the Credit Extension by the Lender, the Merger shall has been consummated in accordance with the Merger Agreement and applicable Law.

5.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may limited by (a) applicable Debtor Relief Laws and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.05. Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries dated September 30, 2008, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated and consolidating pro forma balance sheets of Holdings and its Subsidiaries as at December 31, 2008, and the related consolidated and consolidating pro forma statements of income and cash flows of Holdings and its Subsidiaries for the twelve months then ended, certified by the chief financial officer or treasurer of Holdings, copies of which have been furnished to the Lender, fairly present the consolidated and consolidating pro forma financial condition of Holdings and its Subsidiaries as at such date and the consolidated and consolidating pro forma results of operations of Holdings and its Subsidiaries for the period ended on such date, in each case giving effect to the Transactions.

(e) The consolidated and consolidating forecasted balance sheets, statements of income and cash flows of Holdings and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Holdings’ good faith estimate of future financial condition and performance of Holdings and its Subsidiaries; provided that no assurance can be given that such forecasts will be attained and actual results may differ materially from such forecasts.

5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) as of the Closing Date purport to affect or pertain to this Agreement, any other Loan Document, any Related Document or the consummation of the Transactions, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07. No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08. Ownership of Property; Liens; Investments. (a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have an Unaggregated Material Adverse Effect.

(b) The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

(c) Schedule 5.08(c) sets forth a complete and accurate list of all real property owned by each Loan Party, including the Borrower (collectively, the “Owned Real Properties”), showing as of the date hereof the street address, county or other relevant jurisdiction, state and record owner thereof. Each Loan Party has good, marketable and insurable fee simple title to the real property owned by such Loan Party, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d) (i) Schedule 5.08(d)(i) sets forth, and generally describes, the Real Property Lease Agreements. Each such lease is the legal, valid and binding obligation of the lessor and lessee thereof, enforceable in accordance with its terms, except as such enforceability may be limited by (A) applicable Debtor Relief Laws and (B) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) Schedule 5.08(d)(ii) sets forth a complete and accurate list of all leases of real property (other than the Real Property Lease Agreements) under which any Loan Party or any Subsidiary of a Loan Party is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessee and, to the knowledge of Borrower, lessor thereof, enforceable in accordance with its terms in all material respects, except as such enforceability may be limited by (A) applicable Debtor Relief Laws and (B) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iii) Schedule 5.08(d)(iii) sets forth a complete and accurate list of all leases of real property (other than the Real Property Lease Agreements) under which any Loan Party or any Subsidiary of a Loan Party is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor, and to the knowledge of the Borrower, lessee thereof, enforceable in accordance with its terms in all material respects, except as such enforceability may be limited by (A) applicable Debtor Relief Laws and (B) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.09. Environmental Compliance. (a) The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have an Unaggregated Material Adverse Effect.

(b) Except as may be disclosed in the Phase I Reports, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries, in each case, which could reasonably be expected to have an Unaggregated Material Adverse Effect.

(c) Except as may be disclosed in the Phase I Reports, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries which could reasonably be expected to have an Unaggregated Material Adverse Effect.

(d) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries which could not reasonably be expected to have an Unaggregated Material Adverse Effect.

(e) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law (except as may be disclosed in the Phase I Reports), which, in each case, could reasonably be expected to result in a material liability; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

5.10. Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11. Taxes. The Borrower and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid (before delinquency) all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12. ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.13. Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries owned by the Loan Parties have been validly issued, are fully paid and non-assessable and the Loan Parties own the Equity Interests in such Subsidiaries in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents and other Liens permitted pursuant to the terms of the Loan Documents. As of the Closing Date, no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by Holdings in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents and other Liens permitted pursuant to the terms of the Loan Documents. Set forth on Part (d) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation or formation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or formation. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(vii) is as of the Closing Date a true and correct copy of each such document, each of which as of the Closing Date is valid and in full force and effect.

5.14. Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, Holdings or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15. Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party or any Subsidiary to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and no assurance can be given that projected results will be obtained and actual results may differ materially from projected results.

5.16. Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, including without limitation, those of the DOE, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) without limiting the representations and warranties made in Section 5.09, the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17. Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without material conflict with the rights of any other Person, and Schedule 5.17 sets forth as of the Closing Date a complete and accurate list of all such IP Rights owned or used by each Loan Party and each of its Subsidiaries. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes in any material respect upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18. Solvency. The Loan Parties on a consolidated basis are Solvent.

5.19. Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have (a) a Material Adverse Effect with respect to such businesses, or (b) an Unaggregated Material Adverse Effect with respect to such properties.

5.20. Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Lender for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as the Lender shall have any Term Loan Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), each of Holdings and the Borrower shall, and shall cause each other Loan Party to:

6.01. Financial Statements. Deliver to the Lender, in form and detail satisfactory to the Lender:

(a) within 180 days after the end of each fiscal year of Holdings (commencing with the fiscal year ended December 31, 2008), a consolidated and company-prepared consolidating balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated and company-prepared consolidating statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP in all material respects, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing or otherwise reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer, controller or chairman of the board of Holdings to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Holdings and its Subsidiaries;

(b) within 45 days after the end of each of the first four fiscal quarters of each fiscal year of Holdings (commencing with the fiscal quarter ended March 31, 2009), a company-prepared consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer, controller or chairman of the board of Holdings as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer, controller or chairman of the board of Holdings to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Holdings and its Subsidiaries;

(c) within 30 days after the end of each month of each fiscal year, other than the last month of each fiscal quarter, of Holdings (commencing with the fiscal month ended April 30, 2009), a company-prepared consolidated balance sheet of Holdings and its Subsidiaries as of the end of such month, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such month and for the portion of Holdings’ fiscal year than ended setting forth in each case in comparative form for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and duly certified by the chief executive officer, chief financial officer, treasurer, controller or chairman of the board of Holdings to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Holdings and its Subsidiaries;

(d) at least 30 days after the fiscal year start of each fiscal year of Holdings, an annual business plan and budget of Holdings and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Lender, of consolidated balance sheets and statements of income or operations and cash flows of Holdings and its Subsidiaries on a monthly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs), which shall include a certification by the chief executive officer, chief financial officer, treasurer, controller or chairman of the board of Holdings and the Borrower as to the matters set forth in Section 5.05(e) for such materials so delivered; and

(e) within 30 days after the end of each month of each fiscal year of Holdings (commencing with the fiscal month ended March 31, 2009), student enrollment data for Heald College.

6.02. Certificates; Other Information. Deliver to the Lender, in form and detail satisfactory to the Lender:

(a) [intentionally omitted];

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (c) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer, controller or chairman of the board of Holdings and the Borrower, which shall also include (i) a certification by such Person that no Default or Event of Default has occurred, and (ii) in the case of a monthly Compliance Certificate, a calculation of the financial covenants set forth in Section 7.11(d);

(c) [intentionally omitted];

(d) promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(e) as soon as available, but in any event within 30 days after the annual renewal thereof, a report summarizing the insurance coverage (specifying type, amount and carrier, and attaching thereto certificates of insurance evidencing the same) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Lender may reasonably specify;

(f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice, correspondence and report received from the SEC or DOE (or comparable agency in any applicable non-U.S. jurisdiction) or other Governmental Authority concerning any current or possible audit, investigation, inspection or other material inquiry by such agency of any Loan Party or any Subsidiary thereof;

(g) not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all material notices, material requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any Related Document, and, from time to time upon request by the Lender, such information and reports regarding the Related Documents as the Lender may reasonably request;

(h) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) reasonably be expected to cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law; and

(i) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

6.03. Notices. Promptly notify the Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof; and

(e) any cancellation or termination of, any default, wavier, approval or consent under, or any amendment, modification or change to, the Real Property Lease Agreements.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04. Payment of Obligations. Pay and discharge as the same shall become due and payable, (a) all federal and material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions and grace periods contained in any instrument or agreement evidencing such Indebtedness.

6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction as may be permitted by Sections 7.04 or 7.05; (b) to the extent applicable to a Loan Party’s business, maintain all material accreditations, and, in any event, cause Heald College to maintain all material accreditations (including, without limitation, WASC accreditation), (c) take all reasonable action to maintain all other rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, and acceptable to the Lender in its sole discretion, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and in each case, ensure that the Lender is listed as an additional insured or loss payee on such insurance, as applicable; provided, to the extent that any insurance company with which insurance coverage is maintained cease to be financially sound as determined by either Lender or the Borrower, the Loan Parties shall have 45 days from the date thereof in which to replace such insurance company with a financially sound and reputable insurance company.

6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property (including without limitation, all DOE rules and regulations), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) without limiting the covenants in Section 6.12, the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09. Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP in all materially respects consistently applied (except as noted in Holdings’ financial statements or as approved by Holdings’ independent auditors) shall be made of all financial transactions and matters involving the assets and business of the Borrower or any of its Subsidiaries, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10. Inspection Rights. Permit representatives and independent contractors of the Lender to visit and inspect any of its properties (including the Collateral), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and, provided that the Borrower is given the opportunity to be present, independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that except following the occurrence and continuation of an Event of Default, the Borrower shall not be required to pay expenses for more than one such visit and inspection by the Lender and/or its representative or contractors per fiscal year; provided, further that when an Event of Default exists the Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11. Use of Proceeds. Use the proceeds of the Term Loan to (a) refinance the Borrower’s existing term loans with Allstate and (b) fund working capital and other general corporate purposes, in each case, not in contravention of any Law or of any Loan Document.

6.12. Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply (but in the case of lessees or other Persons not constituting Affiliates or Subsidiaries, use best efforts to do so), in all material respects, with all applicable Environmental Laws and Environmental Permits, except where the failure to comply could not reasonably be expected to have an Unaggregated Material Adverse Effect; obtain and renew all Environmental Permits necessary for its operations and properties; except where the failure to obtain and renew could not reasonably be expected to have an Unaggregated Material Adverse Effect; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with, and to the extent required by, requirements of all Environmental Laws, except where the failure to take such action could not reasonably be expected to have an Unaggregated Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.13. Preparation of Environmental Reports. At the request of the Lender from time to time, provide to the Lender within 60 days after such request, at the expense of the Borrower, an environmental site assessment report for any of its properties described in such request, prepared by an environmental consulting firm reasonably acceptable to the Lender, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Lender determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Lender may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Lender, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment; provided, however, that if no Event of Default has occurred and is continuing, Borrower shall only be required to reimburse for the expense of one such environmental site assessment report per property during the term of this Agreement.

6.14. Further Assurances. Promptly upon request by the Lender, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.15. Compliance with Terms of Leaseholds. Cause Heald College to make all payments and otherwise perform all obligations in respect of all leases of real property to which Heald College is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Lender of any default by any party with respect to such leases and cooperate with the Lender in all respects to cure any such default, and cause each of its Subsidiaries to do so.

6.16. Interest Rate Hedging. Within 30 days after the Closing Date, enter into, and maintain at all times thereafter, fixed interest rate Swap Contract(s) with Person(s) acceptable to the Lender in its sole discretion, which shall (a) contain such terms as are customary and are satisfactory to the Lender in its sole discretion, (b) cover a notional amount of not less than 50% of the aggregate outstanding Term Loan amount, and (c) provide for such Person(s) to make payments thereunder for a period of no less than through the Maturity Date.

6.17. Depository Bank. (a) Maintain, and cause each of the other Loan Parties to maintain, all primary depository accounts with the Lender, except for the Fifth Third Account (provided that the Fifth Third Account shall be so excluded as long as the amount in such account does not exceed $790,000 and is not replenished at any time); and (b) not allow the Fifth Third Account to be replenished at any time and cause such account to be closed down promptly after the amount in such account has been completely drawn down.

6.18. Additional Matters. Deliver to the Lender:

(a) concurrent with funding of the Term Loan on the Closing Date (but in no event later than one Business Day after the Closing Date), sufficient evidence that Summit Partners’ acquisition of Equity Interests of, and investment in, Holdings and Heald Investment, as contemplated on the date hereof, has been consummated;

(b) promptly (but in no event later than two Business Days after the Closing Date), certified, filed-stamped copy of the certificate of merger from the Delaware Secretary of State’s Office promptly after the funding of the Term Loan on the Closing Date, which agreement shall be in full force and effect; and

(c) within 15 days after the Closing Date, for the fiscal quarter ended December 31, 2008, a company-prepared consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer, controller or chairman of the board of Holdings as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer, controller or chairman of the board of Holdings to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Holdings and its Subsidiaries.

ARTICLE VII.

NEGATIVE COVENANTS

So long as the Lender shall have any Term Loan Commitment hereunder, the Term Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), Holdings and the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, and solely in the case of Section 7.16, Holdings shall not:

7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document or the SBLC Loan Documents;

(b) Liens existing on the date hereof and listed on Schedule 7.01(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(c), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(c);

(c) Liens for taxes, assessments or governmental charges not yet due and delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers’, utilities’ or other like Liens arising in the ordinary course of business provided that (i) such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves determined in accordance with GAAP with respect thereto are maintained on the books of the applicable Person or (ii) for which the aggregate amount of all obligations secured by such Liens does not exceed $100,000;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or other similar type of governmental insurance or benefits, other than any Lien imposed by Title IV of ERISA;

(f) deposits to secure the performance of bids, tenders, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances, including minor imperfections of title which an accurate survey would show, affecting real property and which, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Loan Party or its Subsidiary or its tenant and, as to the Owned Real Properties, the Real Property Lease Agreements;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h); and

(i) Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC or other normal and customary rights of setoff or banker’s liens in favor of banks or other depository institutions arising in the ordinary course of business;

(j) Liens of third party landlords and mortgagees of such landlords (i) arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord and (iii) for amounts not overdue by more than 45 days or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(k) the title and interest of a lessor or sublessor in and to personal property leased or subleased, in each case extending only to such personal property;

(l) Liens on premium refunds and insurance proceeds granted in favor of insurance companies (or their financing affiliates) solely in connection with the financing of insurance premiums;

(m) licenses and sublicenses of intellectual property or leases or subleases of real property, in each case, granted to third parties in the ordinary course of business and not interfering in any material respect with the business of any Loan Party or any Subsidiary;

(n) precautionary financing statements filed in connection with operating leases permitted by this Agreement;

(o) rights of set off arising from customer or subcontract agreements entered into in the ordinary course of business providing for indemnification or similar obligations, or from bonds, surety or other guarantees or letters of credit securing performance by any Loan Party pursuant to such agreements so long as (i) any such Lien attaches only to the specific bonded contract, accounts receivable pursuant to such contract and the proceeds thereof, and assets used in connection therewith, and (ii) all of such Liens do not exceed $1,000,000 in the aggregate;

(p) Liens with respect to Indebtedness permitted pursuant to Section 7.02(n);

(q) [intentionally omitted];

(r) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.03;

(s) Liens securing Indebtedness permitted under Section 7.02(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds thereof, (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed and (iii) such Liens shall be created concurrently or within 90 days of the acquisition of the related asset; and

(t) other Liens on assets, provided, that if such Liens secure Indebtedness, such Indebtedness shall be in an aggregate amount not to exceed $100,000 at any time outstanding, and if such Liens do not secure Indebtedness, such Liens shall not attach to property with a fair market value in excess of $100,000 in the aggregate, as reduced by the amount of Indebtedness secured by Liens permitted under this clause (t).

7.02. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents and the SBLC Loan Documents;

(b) [intentionally omitted];

(c) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 (which, for the avoidance of doubt, shall not include, the Existing Loans) and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and, except as otherwise permitted by this Section, the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lender than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(d) Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor;

(e) Indebtedness in respect of Capitalized Leases and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(s); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $3,500,000; and

(f) Intercompany indebtedness from Loan Party to another Loan Party or to Heald College permitted by Section 7.03;

(g) Indebtedness in respect of netting services, overdraft protections and other customary bank products in connection with deposit accounts, so long as (i) such indebtedness is incurred in the ordinary course of business and is not outstanding for more than 5 Business Days and (ii) the aggregate amount of such Indebtedness owing to all Persons under this clause (g), other than the Lender, does not exceed $100,000 at any time outstanding;

(h) Indebtedness incurred in favor of insurance companies (or their affiliates) in connection with the financing of insurance premiums in an amount not to exceed the premiums with respect to the applicable insurance policies;

(i) Subordinated Debt to repurchase Equity Interests of any Loan Party from employees, officers and directors of such Loan Party, or their spouses, ex-spouses, heirs, estates or family planning vehicles upon the termination of employment, death or disability of such employee, officer or director, which indebtedness shall not exceed $500,000 at any time;

(j) unsecured credit card indebtedness not to exceed $250,000 at any time outstanding incurred by the Loan Parties or their Subsidiaries in the ordinary course of business;

(k) any other unsecured Indebtedness of any Loan Parties or their Subsidiaries in an aggregate principal amount not to exceed $500,000 at any one time then outstanding; and

(l) obligations (contingent or otherwise) existing or arising under (i) any Swap Contract, provided that (A) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (B) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, and (ii) any Secured Hedge Agreement;

(m) Subordinated Debt incurred to finance Permitted Acquisitions;

(n) Indebtedness arising pursuant to the Bankruptcy Order in existence on the date hereof (involving to Note A)] in an amount not to exceed $1,000,000 in the aggregate; and

(o) Indebtedness assumed upon consummation of a Permitted Acquisition, provided that (i) such Indebtedness is of the type described in Section 7.02(e) and (ii) such Indebtedness is not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition.

7.03. Investments. Make or hold any Investments, except:

(a) Investments held by Holdings and its Subsidiaries in the form of cash or Cash Equivalents;

(b) Investments by Holdings and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof;

(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d) Guarantees and other Indebtedness permitted under Section 7.02;

(e) loans, advances or investments by a Loan Party in or to another Loan Party or Heald College;

(f) investments in Swap Contracts otherwise permitted by the terms hereof;

(g) Permitted Acquisitions (including deposits of earnest money in connection therewith);

(h) Investments existing as of the Closing Date and set forth in Schedule 7.03;

(i) non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(j) Investments made with the proceeds of Equity Issuances;

(k) Investments in AHI for the repurchase of the Existing Loans pursuant to the Loan Purchase Agreement;

(l) Investments permitted pursuant to Section 7.06(c);

(m) loans or advances to employees of a Loan Party or any of its Subsidiaries to finance travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business as presently conducted; provided, however, that the aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause shall not exceed $500,000 at any one time;

(n) any Loan Party and its Subsidiaries may make a loan that could otherwise be made as a distribution or dividend permitted under Section 7.06 hereof (so long as such distribution or dividend would be permitted to be made under Section 7.06 at the time);

(o) loans made to directors, officers and employees in exchange for equity interests of a Loan Party purchased by such directors, officers and employees, so long as (i) no cash is remitted by any Loan Party or its Subsidiaries to any such directors, officers or employees in connection with such loans and (ii) such loans are merely book-entry items;

(p) any Investment by a Loan Party not otherwise permitted above; provided, that the aggregate outstanding amount of all such Investments shall not exceed $500,000 at any one time; and

(q) Investments permitted under the SBLC Loan Documents.

7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) as permitted under the SBLC Loan Documents;

(b) provided that the surviving Person is the Borrower, the Borrower may merge with any other Person (other than with Holdings or Heald Education) in connection with a Permitted Acquisition;

(c) the Borrower and AHI may consummate the Merger; and

(d) Dispositions permitted under Section 7.05.

7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out personal property, or personal property that is no longer used or useful in the conduct of the business of Holdings and its Subsidiaries for fair market value whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory and use of cash in the ordinary course of business; and

(c) (i) Dispositions of Cash Equivalents, (ii) customary exchange or trade-in of personal property assets and application of proceeds to or for replacement personal property assets to be used, in each case, in the ordinary course of business of the Loan Parties or their Subsidiaries, (iii) termination of leases, or subleases surrender or sublease of real or personal property in the ordinary course of business (except that such leases or subleases shall not include the Real Property Lease Agreements) and not otherwise prohibited by the terms hereof or interfering in any material respect with the business of any Loan Party or any Subsidiary, (iv) issuance of Equity Interests and (v) transferring non-exclusive licenses or sublicenses of intellectual property in the ordinary course of its business, which does not interfere in any material respect with the business of any Loan Party or any Subsidiary;

(d) the incurrence of Liens permitted by Section 7.01;

(e) any sale or transfer of any personal property (other than their own stock) by any Loan Party to any other Loan Party;

(f) any distribution by any Loan Party of the proceeds of a permitted Restricted Payment from any other Loan Party or Heald College;

(g) any Loan Party and its Subsidiaries may write-off or grant discounts or forgiveness of accounts in the ordinary course of business which does not interfere in any material respect with the business of any Loan Party or any Subsidiary;

(h) any sale or issuance by Holdings of its Equity Interests;

(i) the existing leases of Borrower’s real property to Heald College pursuant to the Real Property Leases;

(j) Dispositions permitted by Sections 7.04 or 7.06; and

(k) Involuntary Dispositions of Collateral to the extent that such dispositions do not result in uninsured losses in excess of $500,000 in the aggregate, and Involuntary Dispositions of non-Collateral.

provided, however, that any Disposition pursuant to Sections 7.05(a), 7.05 (c)(i) and (c)(ii), and 7.05(i) shall be for fair market value.

7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that:

(a) issuance or sale of Equity Interests in Holdings or Heald Education, or acceptance of capital contributions into Holdings or its Subsidiaries, in each case, so long as the other provisions of the Loan Documents are complied with;

(b) the Loan Parties and their Subsidiaries may declare and make dividend payments or other distributions (i) for the payment of taxes when due and owing with respect to any Loan Party and to enable Heald Education and Holdings to make Tax Distributions, (ii) for the payment of customary administrative expenses of Holdings, Heald Education and Heald Investment in the ordinary course of business not to exceed $1,000,000, annually, in the aggregate for all such Persons, and (iii) for payment of dividends on preferred units (other than the retirement thereof) in Holdings; provided, that with respect to clauses (ii) and (iii) of this Section 7.06(b), such dividend payments or other distributions in respect thereof may only be made so long as no Event of Default shall have occurred and be continuing at the time of such dividend payments or other distributions or would result therefrom;

(c) Heald College may make loans and advances (extended payment retail installment contracts) to its students which amount, net of reserves, shall not exceed at any time 25% of Holdings’ Consolidated Tangible Net Worth (for clarification, the extended payment retail installment contract is a payment plan that extends beyond the student’s graduation date);

(d) Holdings and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and

(e) So long as no Default exists or would result therefrom, the Loan Parties and their Subsidiaries may make dividends directly or indirectly to Holdings in order to make regularly scheduled payments of interest on an unaccelerated basis under Note A as in effect on the date hereof (and for the avoidance of doubt this clause (e) shall not include any prepayments of principal and/or interest, other than prepayment of up to $1,000,000 of principal under Note A, relating to the Bankruptcy Order, as permitted by Section 7.02(n));

(f) So long as no Default exists or would result therefrom, the Loan Parties and their Subsidiaries may declare and make dividend payments or other distributions for Holdings and/or Heald Investment to repurchase Equity Interests from employees, officers and directors of any Loan Party or its Subsidiaries, or their spouses, ex-spouses, heirs, estates of family planning vehicles upon the termination of employment, death or disability of such employee, officer or director, which dividends or distributions shall not exceed $500,000 in the aggregate (excluding proceeds of Equity Issuances used for such purposes) prior to the Maturity Date; and

(g) Holdings may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests.

7.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate. In no event shall the foregoing prohibit (a) the Real Property Lease Agreements, (b) transactions between or among the Loan Parties not involving any other Affiliate and not otherwise prohibited hereunder, (c) any Restricted Payment permitted by Section 7.06, (d) loans and advances to officers, directors, employees and agents permitted under Section 7.03, (e) normal and reasonable fees and compensation paid to, and customary indemnity and reimbursement provided on behalf of, officers, directors, employees and agents of the Borrower, Holdings or any of its Subsidiaries in the ordinary course of business, (f) customary employment agreements entered into by Holdings or any of its Subsidiaries in the ordinary course of business, and (g) the Investor Rights Agreement.

7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document, any SBLC Loan Document or the Investor Rights Agreement) that limits the ability (a) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, (b) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (c) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this Section 7.09 shall not prohibit (i) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (ii) any Lien permitted pursuant to Section 7.01 or any document or instrument governing any Lien permitted pursuant to Section 7.01, provided that any such restriction contained therein relates only to the asset or assets subject to such Lien, (iii) customary restrictions imposed by corporate law, (iv) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.05 pending the consummation of such sale, or (v) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses or similar agreements entered into in the ordinary course of business.

7.10. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11. Financial Covenants.

(a) Consolidated Net Worth. Permit Consolidated Net Worth as of the end of any fiscal quarter of Holdings to be less than the sum of (i) $15,000,000, and (ii) an amount equal to 65% of the Consolidated Net Income after tax dividends earned in each full fiscal quarter ending after December 31, 2008 (with no deduction for a net loss in any such fiscal quarter).

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any period of four fiscal quarters of Holdings to be greater than 2.50:1.00; provided, the Pledged Cash Account shall be treated as unrestricted and unencumbered cash for purposes of determining compliance with this covenant.

(c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of Holdings to be less than 1.50:1.00, except (i) in the case of the fiscal quarters ending September 30, 2009 and December 31, 2009 only, permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.40:1.00; provided, the Pledged Cash Account shall be treated as unrestricted and unencumbered cash for purposes of determining compliance with this covenant.

(d) Liquidity. Permit Holdings’ (i) average unrestricted and unencumbered cash balance at Bank of America be less than $6,200,000 on a trailing three-month basis at each month-end, and (ii) minimum unrestricted and unencumbered cash balance at Bank of America be less than $3,000,000 at any time, provided, that, in each case, the Pledged Cash Account shall not be treated as unrestricted and unencumbered cash for purposes of determining compliance with this covenant.

(e) Financial Responsibility Ratio. Permit, at the end of each fiscal year of Heald College, Heald College’s financial responsibility ratio, as promulgated by the DOE, to be less than 1.50:1.00.

(f) Student Default Rate. Permit at the end of each fiscal year of Heald College, Heald College’s cohort student loan default rate to exceed (i) 20% on a rolling three-year average basis in any fiscal year of Heald College, or (ii) 25% in any single fiscal year of Heald College.

7.12. Amendments of Organization Documents. (a) Amend any of its Organization Documents that would be in any manner adverse or less favorable to the Lender or its interests, or (b) allow any of the Organization Documents of the Borrower, Heald Education, AHI or Head College to be amended so that the membership interests of such Persons are (i) treated as “securities” governed by the Uniform Commercial Code or (ii) otherwise certificated.

7.13. Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP, without 10 days’ prior written notice to Lender or (b) fiscal year.

7.14. Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, (a) any Subordinated Debt (including Note A, other than the $1,000,000 portion of Indebtedness under Note A permitted by Section 7.02(n)), or (b) any other Indebtedness, except, with respect to such other Indebtedness only, (i) when economically advantageous to do so in the reasonable business judgment of such Loan Party or Subsidiary, (ii) intercompany indebtedness from a Loan Party to another Loan Party or to Heald College permitted by Section 7.03, (iii) prepayments of the Credit Extensions in accordance with the terms of this Agreement, or (iv) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.02 and refinancings and refundings of such Indebtedness in compliance with Section 7.02(c),.

7.15. Amendment, Etc. of Related Documents and Indebtedness. (a) Cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof if the effect of which would be, in any manner, adverse or less favorable to the Lender or its interests (but in no event shall the Real Property Lease Agreements be cancelled or terminated), (b) amend, modify or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, in each case, if any such action would be in any manner adverse or less favorable to the Lender or its interests (including, without limitation, any such action that reduces the rental payments made under the Real Property Lease Agreements or shortens the maturity date of such agreements), (c) waive any default under or any breach of any term or condition of any Related Document without the consent of the Lender, (d) take any other action in connection with any Related Document that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of the Lender or (e) amend, modify or change in any manner adverse or less favorable to the Lender or its interests any term or condition of any Indebtedness set forth in Schedule 7.02, except for any refinancing, refunding, renewal or extension thereof permitted by Section 7.02(c); provided that the Allstate Assignment Documents and the Existing Loan Documents may be cancelled or terminated upon the consummation of the Merger.

7.16. Holding Company. In the case of Holdings and Heald Education, engage in any business or activity other than (a) for Holdings, the ownership of all outstanding Equity Interests in Heald Education and the Borrower, (b) for Heald Education, the ownership of all outstanding Equity Interests in Heald College, (c) maintaining its respective corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of one or more of the consolidated group of companies, including the Loan Parties, (d) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, (e) activities incidental to the businesses or activities described in clauses (a) through (d) of this Section, (f) activities expressly permitted pursuant to the Loan Documents, and (g) the consummation of any Permitted Acquisition.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or deposit any funds as part of the Pledged Cash Account, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) pay within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of (A) Sections 6.01 or 6.02 and such failure continues for three Business Days or (B) Sections 6.03, 6.05, 6.07, 6.10, 6.11, 6.13, 6.16, 6.17, 6.18 or Article VII, (ii) Heald College fails to perform or observe any term any term, covenant or agreement contain in the SBLC Loan Document, after giving effect to any cure period set forth therein, (iii) any of the Guarantors fails to perform or observe any term, covenant or agreement contained in the last sentence of section 14 of the Guaranty after giving effect to all relevant cure periods under the Loan Documents; (iv) any default occurs under Security Agreement as set forth in section 5 thereof, after giving effect to any cure period set forth therein, or any “Event of Default” occurs under any of the Mortgages (as such term is defined in such Mortgages), or (v) any default occurs under the Real Property Lease Agreements as set forth in section 7 thereof, after giving effect to any cure period set forth therein; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower, any other Loan Party or Heald College herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Heald College fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise and after the expiration of any cure period) in respect of any Indebtedness owing under any of the SBLC Loan Documents, (ii) any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts, and in the case of Heald College, under the SBLC Loan Documents) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required and the expiration of any cure period, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an “Early Termination Date” (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any “Termination Event” (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an “Affected Party” (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (excluding amounts subject to insurance coverage for which a solvent insurer has acknowledge its coverage thereof in writing), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan that could reasonably be expected to result in a liability to the Borrower in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01, 7.03(g) or 6.14 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on (i) any real property Collateral purported to be covered thereby, (ii) 100% of the issued and outstanding Equity Interest of Borrower, Head Education, AHI, Heald College or any other Subsidiary (except in the case of Heald Education only, 100% of the voting Equity Interests, and 70% of the outstanding Equity Interests), or (iii) any other personal property Collateral purported to be covered thereby with a value in excess of $250,000, individually or in the aggregate (except for the Fifth Third Account so long as the amount in such account does not exceed $790,000 and such account is not replenished at any time).

(m) Material Adverse Change. There occurs any material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual) or financial condition of Holdings and its Subsidiaries taken as a whole, in each case, as reasonably determined by the Lender; or

(n) Loss of Certain Status. There occurs any loss of material accreditation of Heald College (including, without limitation, its WASC accreditation) or Heald College become ineligible for Title IV Programs.

8.02. Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a) declare the commitment to make any Credit Extension, if any, to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) exercise all rights and remedies available to it under the Loan Documents and applicable Laws;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Credit Extensions, if any, shall automatically terminate, the unpaid principal amount the Term Loan and other Credit Extensions, if any, and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender.

8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Term Loan and other Credit Extensions, if any, have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Lender in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lender (including reasonable fees, charges and disbursements of counsel to the Lender (including reasonable fees and time charges for attorneys who may be employees of the Lender) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loan and other Obligations arising under the Loan Documents;

Last, the balance, if any, after all of the Obligations have been paid in full (other than contingent indemnification obligations for which no claim has been asserted), to the Borrower or as otherwise required by Law.

ARTICLE IX.

MISCELLANEOUS

9.01. Amendments, Etc. All amendments and/or waivers of any provision of this Agreement or any other Loan Document, and any consent to any departure by the Borrower or any other Loan Party therefrom, must be in writing and signed by the Lender and Borrower or the other applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

9.02. Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone and where no writing is required (and except as provided in subsection (d) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows: if to the Borrower, Holdings, any other Loan Party, any Subsidiary or the Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.02. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (d) below, shall be effective as provided in such subsection (d).

(b) Change of Address, Etc. Each of Holdings, the Borrower or the Lender may change its address, telecopier or telephone number for notices and other communications hereunder by sending notice to the other parties hereto.

(c) Reliance by the Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

(d) Electronic Communications. (i) Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender, provided that the foregoing shall not apply to notices to the Lender if the Lender has notified the Borrower that it is incapable of receiving notices by electronic communication. The Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Lender other wise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

9.03. No Waiver; Cumulative Remedies; Enforcement. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.04. Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents and the Escrow Agreement or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Lender (including the reasonable fees, charges and disbursements of any counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Term Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such loan.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Escrow Agreement), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the refinancing of the Existing Loans by the Lender), or, in the administration of this Agreement and the other Loan Documents, (ii) the Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries or Affiliates, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or Affiliates, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, any other Loan Party or any Subsidiary or any of the Borrower’s, such Loan Party’s or such Subsidiary’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any Related Party of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s or any Related Party’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto (and any other Indemnitee), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Term Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefore, provided that the Borrower has received a reasonably detailed written invoice of such charges.

(e) Survival. The agreements in this Section shall survive the termination of the Term Loan Commitment and the repayment, satisfaction or discharge of all the other Obligations.

9.05. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) the Lender may assign such rights or obligations to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) the Lender may sell participations in such rights or obligations, and (iii) subject to Section 9.07, the Lender may exchange information about the Borrower and/or Holdings and its Subsidiaries (including, without limitation, any information regarding any Hazardous Materials) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

(b) The Lender may at any time assign to one or more Eligible Assignees, all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loan at the time owing to it) pursuant to documentation acceptable to the Lender and the assignee. From and after the effective date specified in such documentation, such Eligible Assignee shall be a party to this Agreement and, to the extent of the interest assigned by the Lender, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest so assigned, be released from its obligations under this Agreement (and, in the case of an assignment of all of the Lender’s rights and obligations under this Agreement, shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment, and shall continue to have all of the rights provided hereunder to the Lender in its capacity as holder of any remaining portion of the Term Loan outstanding at the time of such assignment). Upon request, the Borrower (at its reasonable expense) shall execute and deliver new or replacement Notes to the Lender and the assignee, and shall execute and deliver any other documents reasonably necessary or appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(c) As used herein, the following terms have the following meanings:

“Approved Fund” means any Fund that is administered or managed by (a) the Lender or (b) an Affiliate of the Lender.

“Eligible Assignee” means any of the following: (a) an Affiliate of the Lender; (b) an Approved Fund; or (c) any other Person (other than a natural person), so long as the following conditions have been met (with respect to such other Person only): (i) the Borrower shall have been given 10 days in which it may (A) elect to prepay the Term Loan in the amount which the Lender has proposed to assign, together with all other Obligations then outstanding relating to such prepayment (including, without limitation, all accrued interest thereon and any amounts owing pursuant to Article III) or (B) arrange for the purchase, at par, by the Borrower or an Affiliate of the Borrower of the entire portion of the Term Loan then outstanding, together with all other Obligations then outstanding (including, without limitation, all accrued interest and any amounts owing pursuant to Article III), so that all such obligation shall have been paid to the Lender in full in cash, and all of the Lender’s obligations under the Loan Documents will be terminated, and the Borrower or such Affiliate, as the case may be, shall have failed to commit to the Lender in writing (in form and substance satisfactory to the Lender) within such 10 day period to so prepay or so purchase, as the case may be; (ii) the amount of the Term Loan proposed to be assigned shall not be less than $5,000,000, provided, that concurrent assignments to such other Person and its Affiliates will be treated as a single assignment for purposes of determining whether such minimum amount has been met; (iii) at the time of such assignment, such other Person is (A) a commercial bank organized under the laws of the United States of America or any state thereof, having combined capital and surplus in excess of $250,000,000, or (B) a commercial bank organized under the laws of any other country that is a member of the Organization of Economic Cooperation and Development, or a political subdivision of any such country, having combined capital and surplus in excess of $250,000,000, or (C) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and that has total assets in excess of $250,000,000, provided that, in any event, such other Person shall not be a competitor of the Borrower which is directly engaged in the same line of business as the Borrower as its primary business; and (iv) provided, however, that the conditions specified in clauses (i) through (iii), shall not be required if an Event of Default has occurred and is continuing, or the Borrower waives such conditions. Provided, that notwithstanding any of the foregoing, an “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

9.07. Treatment of Certain Information; Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

This provision shall survive the termination of this Agreement.

9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

9.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on their behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any portion of the Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

9.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.13. Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

(a) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA SITTING IN SAN FRANCISCO COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF CALIFORNIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

9.14. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.15. California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 9.04, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

9.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Lender, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) the Lender does not have any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and the Lender does not have any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

9.17. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.18. USA PATRIOT Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a reasonable request by the Lender, provide all documentation and other information that the Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

9.19. Time of the Essence. Time is of the essence of the Loan Documents.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HEALD REAL ESTATE, LLC, as Borrower

By:	/s/ Nolan Miura
Name:	Nolan Miura
Title:	President

HEALD CAPITAL, LLC, as Holdings

By:	/s/ Nolan Miura
Name:	Nolan Miura
Title:	President

BANK OF AMERICA, N.A., as Lender

By:	/s/ Bassam Wehbe
Name:	Bassam Wehbe
Title:	Senior Vice President